Loan No: 45392	PROMISSORY NOTE	Page 1

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$1,232,500.00	03-29-2018	09-29-2018	45392	4 / 60		JSJ

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item. Any item above containing “•••” has been omitted due to text length limitations.

Borrower:	IMAC HOLDINGS, LLC CHIROPRACTIC 2725 JAMES SANDERS BLVD PADUCAH, KY 42001	Lender:	INDEPENDENCE BANK OF KENTUCKY Paducah-Jefferson Sq - NMLS #405645 PO BOX 1776 3143 BROADWAY STREET PADUCAH, KY 42001 (270) 442-1716

Principal Amount: $1,232,500.00	Interest Rate: 3.350%	Date of Note: March 29, 2018

PROMISE TO PAY. IMAC HOLDINGS, LLC (“Borrower”) promises to pay to INDEPENDENCE BANK OF KENTUCKY (“Lender”), or order, in lawful money of the United States of America, the principal amount of One Million Two Hundred Thirty-two Thousand Five Hundred & 501100 Dollars ($1,232,600.00), together with Interest on the unpaid principal balance from March 29, 2018, calculated as described in the “INTEREST CALCULATION METHOD” paragraph using an interest rate of 3,350 d per annum, until paid in full. The interest rate may change under the terms and conditions of the “INTEREST AFTER DEFAULT’ section.

PAYMENT. Borrower will pay this loan in one principal payment of $1,232,600.00 plus interest an September 29, 2018. This payment due on September 29, 2018, will be for all principal and all accrued interest not yet paid. in addition, Borrower wilt pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning April 29, 2018, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any late charges; then to any accrued unpaid Interest; then to principal; and then to any unpaid collection costs. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 3661366 simple interest basis; that Is, by applying the ratio of the interest rate over the number of days In a year (365 for all years, including leap years), multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

PREPAYMENT. Borrower agrees that all lean fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty ae or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full’’, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay arty further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full’ of the amount owed or that Is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: INDEPENDENCE BANK OF KENTUCKY, Paducah-Jefferson Sq • NMLS #405645, PO BOX 1776, 3143 BROADWAY STREET, PADUCAH, KY 42001.

Loan No: 45392	PROMISSORY NOTE (Continued)	Page 2

LATE CHARGE. If a payment is 10 days or mote late, Borrower will be charged 5.000% of the regularly scheduled payment or $25.00, whichever is greater.

INTEREST AFTER DEFAULT. Upon default, inducting failure to pay upon final maturity, the interest rate on this Note shall be increased to 18.000% per annum. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fells to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform arty term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or Sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrowers obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Death or Insolvency. The dissolution of Borrower (regardless of whether election to continue is made), any member withdraws from Borrower, or any other termination of Borrower’s existence as a going business or the death of any member. the insolvency of Borrower, the appointment of a receiver for any part of Borrowers property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any ether method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrowers accounts, including deposit accounts, with Lender. However. this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding. in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Insufficient Account Balance. Failure to satisfy Lender’s requirement set forth in the insufficient Account Balance section of the Assignment of Deposit Account.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note,

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

Loan No: 45392	PROMISSORY NOTE (Continued)	Page 3

Cure Provisions. if any default, other than a default in payment or failure to satisfy Lender’s requirement in the Insufficient Account Balance section, is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if Borrower, after Lender sends written notice to Borrower demanding cure of such default: (1) cures the default within five (5) Clays; or (2) if the cure requires more than five (5) days, immediately initiates steps which Lender deem in Lender’s ode discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest Immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes. subject to any limits under applicable law, Lender’s reasonable attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit. including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the Commonwealth of Kentucky without regard to its conflicts of law provisions. This Note has been accepted by Lender in the Commonwealth of Kentucky.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $35.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts.

COLLATERAL. Borrower acknowledges this Note is secured by the following collateral described in the security instrument listed herein: certificates of deposit described in art Assignment of Deposit Account dated March 29, 2018.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender rimy delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon arty change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability_ All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action !Seemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

Loan No: 45392	PROMISSORY NOTE (Continued)	Page 4

BORROWER:

IMAC HOLDINGS, LLC

By:	/s/ Jeff Ervin
Jeff Ervin, Chief Operating Officer of IMAC
HOLDINGS, LLC

LENDER:

INDEPENDENCE BANK OF KENTUCKY

By:	/s/ Scott Johnston
Scott Johnston, Sr. Lender McCracken Co. NMLS #791065,